EXHIBIT H
                                                                          Item 6



                    CAPITALIZATION AND CAPITALIZATION RATIOS

                                 (IN THOUSANDS)





 The capitalization of GPU, Inc. at March 31, 1998 and pro forma is as follows:



                                    Actual               Pro Forma
                                    ------               ---------
                                 Amount    %          Amount         %
                             ----------   ---     ----------       ----
Long-term debt(1)            $4 475 332   50.9    $4 475 332       49.5
Notes payable                   299 618    3.4       299 618        3.3
Preferred stock (2)             170 478    1.9       170 478        1.9
Subsidiary-obligated
 mandatorily redeemable
 preferred securities           330 000    3.8       330 000        3.7
Trust originated
 preferred securities              -        -        250 000        2.8
Common equity                 3 519 270   40.0     3 506 489       38.8
                              ---------  -----     ---------      -----
                             $8 794 698  100.0    $9 031 917      100.0





(1)   Includes securities due within one year of $411 140.
(2)   Includes securities due within one year of $12 500.